UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2010

FNDS3000 CORP

(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

4651 Salisbury Road, Suite 485

Jacksonville, Florida 32256

(Address of principal executive offices)

(904) 273-2702

(Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

49 Front Street, Suite #206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On July 14, 2010, Joseph F. McGuire entered into an employment agreement (the “McGuire Agreement”) with FNDS3000 Corp (the “Company”). The McGuire Agreement replaced the prior employment agreement entered between the Company and Mr. McGuire dated October 15, 2008. The term of the agreement is for one year however, the CEO of the Company, within his sole discretion, may extend the McGuire Agreement if consented to by Mr. McGuire. In consideration for continuing to serve as the Chief Financial Officer, Mr. McGuire shall receive an annual salary of $130,000 and an annual bonus determined by the Board of Directors of the Company. Mr. McGuire, together with other executives and staff, has agreed to reduce his annual salary to $120,250 until the Board of Directors have determined that Company’s cash flows support the payment of salary in full. Further, the parties have agreed that the unvested portion of the stock option to acquire 1,500,000 shares of common stock previously granted to Mr. McGuire shall be accelerated so that the stock option shall now be fully vested.

If Mr. McGuire’s employment with the Company is terminated by the Company without cause at any time prior July 17, 2011, Mr. McGuire shall receive from the Company severance pay in an amount equal to the greater of (i) his then-current base compensation in effect at the time of such termination through either September 30, 2011 or (ii) twelve months from the date of notice, all unpaid benefits such as accrued vacation and all outstanding expenses and any declared but unpaid annual bonus. If Mr. McGuire’s employment with the Company is terminated by the Company by virtue of the expiration of the McGuire Agreement on July 17, 2011, Mr. McGuire shall be entitled to continue to receive from the Company the balance of his salary still owed to him in accordance with the Company’s general payroll practices as well as any declared but unpaid annual bonus

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Joseph F. McGuire and FNDS3000 Corp dated July 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP.

Date: July 19, 2010	/S/ JOSEPH MCGUIRE
Joseph McGuire
Chief Financial Officer

3